Exhibit 10.11

AMENDMENT NO. 4
TO THE
PERRIGO COMPANY
2013 LONG-TERM INCENTIVE PLAN
WHEREAS, Perrigo Company plc (the “Company”) sponsors the Perrigo Company 2013 Long-Term Incentive Plan (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to reflect the terms of awards granted to participants who are residents of the state of Israel for Israeli income tax purposes.
NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Plan sponsor pursuant to Section 15(a) of the Plan, effective as of the date hereof, the Plan is hereby amended by adopting Appendix A to the Plan (Sub-Plan Governing Awards Taxable in the State of Israel) to read as set forth in Attachment A hereto.
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IN WITNESS WHEREOF, Perrigo Company plc has caused this Amendment No. 4 to be executed by its duly authorized officer this 13th day of February, 2019.
PERRIGO COMPANY PLC

By:	/s/ Ronald L. Winowiecki

Title:	Chief Financial Officer

ATTACHMENT A

2013 LONG-TERM INCENTIVE PLAN
SUB-PLAN GOVERNING AWARDS TAXABLE IN THE STATE OF ISRAEL

1.	GENERAL

1.1.
This Appendix A (the “Appendix”) shall apply only to the grant of Awards to participants who are residents of the state of Israel for Israeli income tax purposes. The provisions specified hereunder shall form an integral part of the Perrigo Company 2013 Long-Term Incentive Plan (hereinafter: the “Plan”).

1.2.	This Appendix shall comply with Amendment no. 132 of the Israeli Tax Ordinance, which is effective with respect to Awards granted as of January 1, 2003.

1.3.
This Appendix is to be read as a continuation of the Plan and only modifies grants made to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.4.
The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.
“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant, or supervised by a Trustee in accordance with the instructions set forth by the ITA.

2.3.	“Award” means a Restricted Share Unit, a Restricted Share, a Performance Share, a Performance Unit, a Stock Appreciation Right, and/or an Option granted to Israeli Participants.

2.4.
“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.6.
“Employee” means a person who is employed by Perrigo Company plc or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.7.	“ITA” means the Israeli Tax Authorities.

2.8.	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.9.
“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.11.	“3(i) Award” means any Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.12.	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.13.	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.14.	“Section 3(i)” means section 3(i) of the Ordinance.

2.15.	“Trustee” means any individual appointed by Perrigo Company plc to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF AWARDS

3.1.
The persons eligible for participation in the Plan as Participants under this Appendix shall include any Employees and/or Non-Employees; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees may only be granted 3(i) Awards. Each Award Agreement shall state, inter alia, the type of Award granted (whether a CGA, an OIA, Unapproved 102 Award or a 3(i) Award).

3.2.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.	The grant of Approved 102 Awards shall be made under this Appendix.

3.4.	Approved 102 Awards may either be classified as CGAs or OIAs.

3.5.
Non Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Award shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.
Approved 102 Awards which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participants, or shall be supervised by the Trustee in accordance with the instructions set forth by the ITA, for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon the grant or the exercise of Approved 102 Awards prior to the full payment of the Participant's tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon the grant and/or exercise of such Approved 102 Awards.

4.3.
With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share received upon the grant and/or exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulations or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant only.

4.4.
Upon receipt of Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or Share granted to him thereunder.

4.5.
In order to ensure the full payment of tax by an Israeli Participant the Company, at its own discretion may deposit the Unapproved 102 Award which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Unapproved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, with the Trustee which shall hold such Awards, for the benefit of the Participants for such period of time as determined by the Company.

5.	FAIR MARKET VALUE
Without derogating from Section 2(r) of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, as long as at the date of grant Perrigo Company plc’s shares are listed on any established stock exchange or a national market system, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of Perrigo Company plc’s shares on the thirty (30) trading days preceding the date of grant.

6.	EXERCISE OF OPTIONS OR SARs

Options or SARs shall be exercised by the Participant in accordance with the provisions of the Plan and section 4 above, and with regard to an Approved 102 Award, in accordance with the requirements of Section 102.

7.	VESTING OF AWARDS
Awards shall vest in accordance with the provisions of the Plan and section 4 above, and with regard to an Approved 102 Award, in accordance with the requirements of Section 102.

8.	SETTLEMENT OF 102 AWARDS
Notwithstanding anything to the contrary in the Plan, the settlement of 102 Awards shall be in Shares only.

9.	PERFORMANCE AWARDS

9.1.
Performance Awards granted to Israeli Participants under this Appendix, shall state specifically within the Award Agreement, the maximum amount of Shares to which the Participant may be entitled, subject to achieving the Maximum performance criteria (the “Maximum Amount”). Following the end of each Performance Period, the Committee shall certify the extent to which the performance criteria and other conditions of the Award are achieved, and the number of Shares which shall be delivered to the Participant accordingly.

9.2.
If the number of Shares delivered to the Participant following the achievement of the performance criteria is greater than the Maximum Amount, then such excess amount of Shares shall be treated as a new Award for all intents and purposes, including for the purpose of Sections 4 and 5 of this Appendix.

10.	[RESERVED]

11.	DIVIDEND EQUIVALENTS
As long as 102 Awards are held or supervised by the Trustee, any Dividend Equivalent distributed to the Participant shall be deposited with the Trustee and shall be subject to the terms and conditions of Section 102.

12.	ASSIGNABILITY AND SALE OF AWARDS
All rights of the Participant over the Awards or the Shares issued thereunder are personal, cannot be transferred, assigned, pledged, mortgaged, or given as collateral and no right with respect to them may be given to any third party whatsoever, other than by will or laws of descent and distribution, unless and until actual payment of all taxes required to be paid upon such transfer, assignment, pledge or mortgage has been made to the tax assessor, and the tax assessor confirmed that all taxes required to be paid upon such transfer, assignment, pledge or mortgage have been paid.

13.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

13.1.
With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102, the Tax Assessing Officer's permit, and other instructions set forth by the ITA from time to time. The said provisions, permit and instructions shall be deemed an integral part of the Plan and of the Appendix and of the Award Agreement.

13.2.
Any provision of Section 102, the said permit, and/or the said instructions which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Award Agreement, shall be considered binding upon the Company and the Participants.

14.	DIVIDEND
Subject to Perrigo Company plc’s incorporation documents and the provisions of the Plan and the Award Agreement, with respect to all Restricted Shares and all Shares allocated or issued upon the exercise of Options (but excluding, for avoidance of any doubt, any Restricted Share Units, Performance Shares and unexercised Options) and held by the Participant or by the Trustee as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

15.	TAX CONSEQUENCES

15.1.
Any tax consequences arising from the grant of Awards, vesting of Awards or the exercise of any Option, or the disposal of the Shares covered thereby or from any other event or act (of the Company, the Trustee and/or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or the Trustee and hold them harmless against and from any and all liability for all such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

15.2.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

15.3.
With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company, the Participant shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

16.	GOVERNING LAW & JURISDICTION
This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.